Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Trevor Burns	Kate Walker
Investor Relations	Media Relations
trevor.burns@equifax.com	mediainquiries@equifax.com

Equifax Delivers Results Above Third Quarter Guidance; Raising Full Year Guidance

ATLANTA, OCTOBER 21, 2025 -- Equifax® (NYSE: EFX) today announced financial results for the quarter ended September 30, 2025.

•Third quarter 2025 revenue of $1.545 billion up 7% and $25 million above the midpoint of Guidance, despite headwinds from U.S. Hiring and Mortgage markets.
•Third quarter U.S. Mortgage revenue up a strong 13% despite decline in underlying Mortgage market.
•Workforce Solutions third quarter revenue up 5%. Verification Services revenue up 5% led by strong high single digit Government growth, with Non-Mortgage growth of 7% and Mortgage growth of 2%.
•USIS third quarter revenue up 11% with strong Mortgage revenue growth of 26% and Non-Mortgage revenue growth of 5%.
•International third quarter revenue up 6% on a reported basis with 7% growth on a local currency basis led by Latin America and Canada.
•Raising full year 2025 Vitality Index to 13%, above our 10% long-term goal, from strong 16% Vitality in the quarter leveraging new EFX Cloud and EFX.AI with double digit Vitality Index across all business units.
•Returned approximately $360 million of cash to shareholders, including repurchasing 1.2 million shares for $300 million.
•Raising 2025 Guidance given strong third quarter results. Increasing full-year reported revenue by $40 million and Adjusted EPS by $0.12 per share.
•Increased 2025 free cash flow Guidance from $900+ million to $950 million to $975 million from strong operating performance.
•Introduced new Mortgage Scores pricing structure to support a competitive credit scoring market and reduce mortgage costs for American homebuyers and the mortgage industry.

“Equifax delivered strong third quarter revenue of $1.545 billion, up 7% on both a reported and local currency basis, that was $25 million above the midpoint of our July Guidance. This was led by strong 13% U.S. Mortgage revenue growth, strong Workforce Solutions Government vertical results, and continued momentum in New Product Innovation with a Vitality Index of 16% despite headwinds from the U.S. Mortgage and Hiring markets. Workforce Solutions delivered 5% revenue growth, driven by Verification Services revenue growth of 5% led by Non-Mortgage revenue growth of 7% from strong high single digit growth in Government and double digit growth in Consumer Lending businesses. USIS delivered strong revenue growth of 11%, well above their 6 to 8% Long Term Financial Framework. USIS revenue growth was led by very strong 26% Mortgage revenue growth and Non-Mortgage revenue growth of 5%. International delivered 7% local currency revenue growth led by Latin America and Canada. We were pleased with the strong Equifax results in a challenging market environment,” said Mark W. Begor, Equifax Chief Executive Officer.

“Given our strong third quarter results, we are raising our full year 2025 reported revenue Guidance midpoint by $40 million with local currency growth of about 7% and increasing our full year Adjusted EPS Guidance by $0.12 per share. We also increased our 2025 free cash flow Guidance from $900+ million to between $950 million and $975 million from our strong operating cash flow and a cash conversion ratio of over 100%, above our Long Term Financial Framework of 95%+. Given our strong free cash flow and balance sheet, we returned about $360 million of cash to shareholders in the third quarter, including repurchasing 1.2 million

Equifax shares for $300 million under our $3 billion share repurchase program. Our ability to deliver significant excess free cash flow to shareholders is a big milestone for Equifax as we move post-Cloud to fully focus on growth, innovation, new products, and free cash generation to continue investing in EFX for growth and return cash to shareholders.

Recently, Equifax introduced a new Mortgage Score pricing structure to support a competitive credit scoring market and reduce mortgage costs for American homebuyers and the mortgage industry. Equifax is offering VantageScore® 4.0 mortgage credit scores in 2026 at an over 50% reduction to FICO mortgage scores, and we plan to keep the price of Vantage 4.0 credit scores flat in 2027. Equifax will also offer free VantageScore 4.0 credit scores to all Equifax customers in mortgage, automotive, card and consumer finance who purchase competing FICO scores for the remainder of 2025 and throughout 2026 to drive conversion. With these steps, lenders can see the value that the VantageScore 4.0 credit score’s inclusion of alternative data, or information not historically included in traditional credit reports, can bring – making it possible to score 33 million more U.S. adults.

We continued to execute very well against our EFX2027 Strategic Priorities in the quarter, despite market headwinds. We are pivoting to leveraging our new Cloud capabilities to accelerate New Product Innovation leveraging our differentiated data assets, and investing in new products, data, analytics, and EFX.AI capabilities which are expected to drive growth in 2025 and beyond. We are energized about our second half momentum of the New Equifax that is expected to deliver higher growth, margins, and accelerating free cash flow, and returning cash to shareholders in the future."

Financial Results Summary

The Company reported revenue of $1,544.9 million in the third quarter of 2025, up 7 percent on both a reported and local currency basis compared to the third quarter of 2024.

Net income attributable to Equifax of $160.2 million was up 13 percent in the third quarter of 2025 compared to $141.3 million in the third quarter of 2024.

Diluted EPS attributable to Equifax was $1.29 per share in the third quarter of 2025, up 14 percent compared to $1.13 per share in the third quarter of 2024.

Workforce Solutions Third Quarter Results

•Total revenue was $649.4 million in the third quarter of 2025, up 5 percent compared to the third quarter of 2024. Operating margin for Workforce Solutions was 43.8 percent in the third quarter of 2025 compared to 43.2 percent in the third quarter of 2024. Adjusted EBITDA margin for Workforce Solutions was 51.2 percent in the third quarter of 2025 compared to 51.6 percent in the third quarter of 2024.
•Verification Services revenue was $553.6 million, up 5 percent compared to the third quarter of 2024.
•Employer Services revenue was $95.8 million, up 1 percent compared to the third quarter of 2024.

USIS Third Quarter Results

•Total revenue was $530.2 million in the third quarter of 2025, up 11 percent compared to the third quarter of 2024. Operating margin for USIS was 23.2 percent in the third quarter of 2025 compared to 20.6 percent in the third quarter of 2024. Adjusted EBITDA margin for USIS was 35.2 percent in the third quarter of 2025 compared to 33.9 percent in the third quarter of 2024.
•Online Information Solutions revenue was $467.5 million, up 12 percent compared to the third quarter of 2024.
•Financial Marketing Services revenue was $62.7 million, up 9 percent compared to the third quarter of 2024.

International Third Quarter Results

•Total revenue was $365.3 million in the third quarter of 2025, up 6 percent and up 7 percent compared to the third quarter of 2024 on a reported and local currency basis, respectively. Operating margin for International was 15.8 percent in the third quarter of 2025 compared to 13.9 percent in the third quarter of 2024. Adjusted EBITDA margin for International was 31.3 percent in the third quarter of 2025 compared to 27.7 percent in the third quarter of 2024.
•Latin America revenue was $102.1 million, up 6 percent compared to the third quarter of 2024 on a reported basis and up 9 percent on a local currency basis.
•Europe revenue was $102.3 million, up 8 percent compared to the third quarter of 2024 on a reported basis and up 4 percent on a local currency basis.

•Asia Pacific revenue was $90.1 million, up 2 percent compared to the third quarter of 2024 on a reported basis and up 4 percent on a local currency basis.
•Canada revenue was $70.8 million, up 9 percent compared to the third quarter of 2024 on a reported basis and up 11 percent on a local currency basis.

Adjusted EPS and Adjusted EBITDA Margin

•Adjusted EPS attributable to Equifax was $2.04 in the third quarter of 2025, up 10 percent compared to the third quarter of 2024.
•Adjusted EBITDA margin was 32.7 percent in the third quarter of 2025, flat compared to the third quarter of 2024.
•These financial measures exclude certain items as described further in the Non-GAAP Financial Measures section below.

2025 Fourth Quarter and Full Year Guidance
	Q4 2025		FY 2025
	Low-End	High-End	Low-End	High-End
Reported Revenue	$1.506 billion	$1.536 billion	$6.030 billion	$6.060 billion
Reported Revenue Growth	6.1%	8.2%	6.1%	6.7%
Local Currency Growth (1)	5.5%	7.6%	6.5%	7.1%
Organic Local Currency Growth (1)	5.5%	7.6%	6.5%	7.1%
Adjusted Earnings Per Share	$1.98 per share	$2.08 per share	$7.55 per share	$7.65 per share

(1)Refer to page 8 for definitions. Additionally, the definitions can be found in the Non-GAAP Financial Measures below.

About Equifax

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employers, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by approximately 15,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit www.equifax.com.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call on October 21, 2025 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast and related presentation materials, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for acquisition-related amortization expense of certain acquired intangibles, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs and antitrust litigation costs. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments. This earnings release also presents (i) adjusted EBITDA and adjusted EBITDA margin, which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items, (ii) local currency revenue change, which is calculated by conforming 2025 results using 2024 exchange rates, (iii) organic local currency revenue growth, which is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period, (iv) free cash flow, which is defined as cash provided by operating activities less capital expenditures, and (v) cash conversion, which is defined as the ratio of free cash flow to adjusted net income. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, revenue growth, results of operations and financial performance, strategic initiatives, business plans, prospects and opportunities, the U.S. mortgage market, economic conditions and effective tax rates.

While Equifax believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors relate to (i) actions taken by us, including, but not limited to, restructuring actions, strategic initiatives (such as our cloud technology transformation), capital investments and asset acquisitions or dispositions, as well as (ii) developments beyond our control, including, but not limited to, changes in the U.S. mortgage market environment and changes more generally in U.S. and worldwide economic conditions (such as changes in interest rates and inflation levels and the evolving impact of tariffs) that materially impact consumer spending, home prices, investment values, consumer debt, unemployment rates and the demand for Equifax’s products and services. Deteriorations in economic conditions or increases in interest rates could lead to a decline in demand for our products and services and negatively impact our business. It may also impact financial markets and corporate credit markets, which could adversely impact our access to financing or the terms of any financing.

Other risk factors relevant to our business include: (i) any compromise of Equifax, customer or consumer information due to security breaches and other disruptions to our information technology infrastructure; (ii) the failure to achieve and maintain key industry or technical certifications; (iii) the failure to realize the anticipated benefits of our cloud technology transformation strategy; (iv) operational disruptions and strain on our resources caused by our transition to cloud-based technologies; (v) our ability to meet customer requirements for high system availability and response time performance; (vi) effects on our business if we provide inaccurate or unreliable data to customers; (vii) our ability to maintain access to credit, employment, financial and other data from external sources; (viii) the impact of competition; (ix) our ability to maintain relationships with key customers and business partners; (x) our ability to successfully introduce new products, services and analytical capabilities; (xi) the impact on the demand for some of our products and services due to the availability of free or less expensive consumer information; (xii) our ability to comply with our obligations under settlement agreements arising out of a material cybersecurity incident in 2017; (xiii) potential adverse developments in new and pending legal proceedings, government investigations and regulatory enforcement actions; (xiv) changes in, and the effects of, laws, regulations and government policies governing our business, including oversight by the Consumer Financial Protection Bureau in the U.S., the U.K. Financial Conduct Authority and Information Commissioner’s Office in the U.K., and the Office of Australian Information Commission and the Australian Competition and Consumer Commission in Australia; (xv) the impact of privacy, cybersecurity or other data-related laws and regulations; (xvi) the economic, political and other risks associated with international sales and operations; (xvii) the impact on our reputation and business from our responsible business commitments and disclosures; (xviii) our ability to realize the anticipated strategic and financial benefits from our acquisitions, joint ventures and other alliances; (xix) any damage to our reputation due to our dependence on outsourcing certain portions of our operations; (xx) the termination or suspension of our government contracts; (xxi) the impact of infringement or misappropriation of intellectual property by us against third parties or by third parties against us; (xxii) an increase in our cost of borrowing and our ability to access the capital markets due to a credit rating downgrade; (xxiii) our ability to hire and retain key personnel; (xxiv) the impact of adverse changes in the financial markets and corresponding effects on our retirement and post-retirement pension plans; (xxv) the impact of health epidemics, pandemics and similar outbreaks on our business; and (xxvi) risks associated with our use of certain artificial intelligence and machine learning models and systems.

A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2024 including without limitation under the captions “Item 1. Business -- Governmental Regulation,” “-- Forward-Looking Statements” and “Item 1A. Risk Factors” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and Equifax disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,
	2025	2024
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$1,544.9	$1,441.8
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	663.2	645.2
Selling, general and administrative expenses	434.1	380.4
Depreciation and amortization	183.3	169.1
Total operating expenses	1,280.6	1,194.7
Operating income	264.3	247.1
Interest expense	(52.2)	(56.3)
Other income, net	3.2	3.0
Consolidated income before income taxes	215.3	193.8
Provision for income taxes	(53.8)	(51.1)
Consolidated net income	161.5	142.7
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(1.3)	(1.4)
Net income attributable to Equifax	$160.2	$141.3
Basic earnings per common share:
Net income attributable to Equifax	$1.30	$1.14
Weighted-average shares used in computing basic earnings per share	123.1	123.9
Diluted earnings per common share:
Net income attributable to Equifax	$1.29	$1.13
Weighted-average shares used in computing diluted earnings per share	124.1	125.2
Dividends per common share	$0.50	$0.39

EQUIFAX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$189.0	$169.9
Trade accounts receivable, net of allowance for doubtful accounts of $19.3 and $16.9 at September 30, 2025 and December 31, 2024, respectively	1,015.0	957.6
Prepaid expenses	143.0	134.9
Other current assets	116.1	98.2
Total current assets	1,463.1	1,360.6
Property and equipment:
Capitalized internal-use software and system costs	3,003.3	2,817.5
Data processing equipment and furniture	244.7	229.6
Land, buildings and improvements	290.1	285.0
Total property and equipment	3,538.1	3,332.1
Less accumulated depreciation and amortization	(1,621.6)	(1,440.2)
Total property and equipment, net	1,916.5	1,891.9
Goodwill	6,664.7	6,547.8
Indefinite-lived intangible assets	94.7	94.7
Purchased intangible assets, net	1,368.5	1,521.0
Other assets, net	324.3	343.4
Total assets	$11,831.8	$11,759.4
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$759.3	$687.7
Accounts payable	156.2	138.2
Accrued expenses	298.7	251.1
Accrued salaries and bonuses	245.4	215.8
Deferred revenue	110.5	115.5
Other current liabilities	413.4	403.2
Total current liabilities	1,983.5	1,811.5
Long-term debt	4,053.8	4,322.8
Deferred income tax liabilities, net	376.4	351.6
Long-term pension and other postretirement benefit liabilities	104.4	106.7
Other long-term liabilities	237.9	247.2
Total liabilities	6,756.0	6,839.8
Redeemable noncontrolling interests	118.6	105.2
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none		—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at September 30, 2025 and December 31, 2024; Outstanding shares - 122.6 and 124.0 at September 30, 2025 and December 31, 2024, respectively	236.6	236.6
Paid-in capital	2,003.2	1,915.2
Retained earnings	6,330.3	6,018.6
Accumulated other comprehensive loss	(551.3)	(722.7)
Treasury stock, at cost, 66.1 and 64.7 shares at September 30, 2025 and December 31, 2024, respectively	(3,074.4)	(2,644.9)
Stock held by employee benefits trusts, at cost, 0.6 shares at September 30, 2025 and December 31, 2024	(5.9)	(5.9)
Total Equifax shareholders’ equity	4,938.5	4,796.9
Noncontrolling interests	18.7	17.5
Total shareholders' equity	4,957.2	4,814.4
Total liabilities, redeemable noncontrolling interests, and shareholders' equity	$11,831.8	$11,759.4

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2025	2024
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$487.9	$433.9
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	540.8	506.9
Stock-based compensation expense	63.9	71.9
Deferred income taxes	29.6	(45.2)
Gain on sale of equity investment	(0.8)	—
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(45.6)	(47.8)
Other assets, current and long-term	(10.3)	(13.3)
Current and long term liabilities, excluding debt	79.4	93.3
Cash provided by operating activities	1,144.9	999.7
Investing activities:
Capital expenditures	(351.4)	(392.6)
Cash received from divestitures	0.8	—
Cash used in investing activities	(350.6)	(392.6)
Financing activities:
Net short-term payments	(204.1)	(195.9)
Payments on long-term debt	—	(695.6)
Proceeds from issuance of long-term debt	1.7	649.8
Treasury stock purchases	(427.4)	—
Dividends paid to Equifax shareholders	(172.0)	(144.8)
Distributions paid to noncontrolling interests	(6.2)	(4.4)
Proceeds from exercise of stock options and employee stock purchase plan	38.1	67.5
Payment of taxes related to settlement of equity awards	(13.6)	(16.4)
Debt issuance costs	—	(5.2)
Cash used in financing activities	(783.5)	(345.0)
Effect of foreign currency exchange rates on cash and cash equivalents	8.3	(10.7)
Increase in cash and cash equivalents	19.1	251.4
Cash and cash equivalents, beginning of period	169.9	216.8
Cash and cash equivalents, end of period	$189.0	$468.2

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three Months Ended September 30,
					Local Currency	Organic Local Currency
Operating revenue:	2025	2024	$ Change	% Change	% Change (1)	% Change (2)
Verification Services	$553.6	$524.9	$28.7	5%		5%
Employer Services	95.8	95.1	0.7	1%		1%
Total Workforce Solutions	649.4	620.0	29.4	5%		5%
Online Information Solutions (3)	467.5	419.1	48.4	12%		12%
Financial Marketing Services	62.7	57.8	4.9	9%		9%
Total U.S. Information Solutions	530.2	476.9	53.3	11%		11%
Latin America	102.1	96.7	5.4	6%	9%	9%
Europe	102.3	94.9	7.4	8%	4%	4%
Asia Pacific	90.1	88.5	1.6	2%	4%	4%
Canada	70.8	64.8	6.0	9%	11%	11%
Total International	365.3	344.9	20.4	6%	7%	7%
Total operating revenue	$1,544.9	$1,441.8	$103.1	7%	7%	7%

(1)Local currency revenue change is calculated by conforming 2025 results using 2024 exchange rates.

(2)Organic local currency revenue growth is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period. This adjustment is made for 12 months following the acquisition.

(3)Prior to the first quarter of 2025, Mortgage Solutions was historically reported separately from Online Information Solutions. Beginning in 2025, Mortgage Solutions results are included in Online Information Solutions within the U.S. Information Solutions operating segment. The change has been applied retrospectively for all periods presented within this earnings release.

2. What is the estimate of the change in overall U.S. mortgage hard pull credit inquiry volume that is included in the 2025 fourth quarter and full year guidance provided?

The change year over year in total U.S. mortgage hard pull credit inquiries received by Equifax in the third quarter of 2025 was a decline of 7%. The guidance provided on page 3 assumes a change year over year in total U.S. mortgage market credit inquiries received by Equifax in the fourth quarter of 2025 and for the full year 2025 to be down high single digits.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to adjusted net income attributable to Equifax and adjusted diluted EPS attributable to Equifax, defined as net income and EPS, respectively, each adjusted for acquisition-related amortization expense of certain acquired intangibles, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, antitrust litigation costs and aggregated tax impact of these adjustments:

	Three Months Ended September 30,
(In millions, except per share amounts)	2025	2024	$ Change	% Change
Net income attributable to Equifax	$160.2	$141.3	$18.9	13%
Acquisition-related amortization expense of certain acquired intangibles (1)	62.7	64.6	(1.9)	(3)%
Accrual for legal and regulatory matters related to the 2017 cybersecurity incident (2)	0.3	0.1	0.2	nm
Foreign currency impact of certain intercompany loans (3)	(0.1)	0.1	(0.2)	nm
Acquisition-related costs other than acquisition amortization (4)	8.9	15.9	(7.0)	(44)%
Income tax effects of stock awards that are recognized upon vesting or settlement (5)	(0.5)	(3.1)	2.6	(84)%
Argentina highly inflationary foreign currency adjustment (6)	0.7	0.3	0.4	nm
Realignment of resources and other costs (7)	43.9	41.6	2.3	6%
Antitrust litigation costs (8)	4.3	—	4.3	nm
Tax impact of adjustments (9)	(27.5)	(29.0)	1.5	(5)%
Adjusted net income attributable to Equifax	$252.9	$231.8	$21.1	9%
Adjusted diluted EPS attributable to Equifax	$2.04	$1.85	$0.19	10%
Weighted-average shares used in computing diluted EPS	124.1	125.2

nm - not meaningful

(1)During the third quarter of 2025, we recorded acquisition-related amortization expense of certain acquired intangibles of $62.7 million ($50.2 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $12.5 million of tax is comprised of $16.7 million of tax expense, net of $4.2 million of a cash income tax benefit. During the third quarter of 2024, we recorded acquisition-related amortization expense of certain acquired intangibles of $64.6 million ($51.4 million, net of tax). The $13.2 million of tax is comprised of $17.3 million of tax expense, net of $4.1 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

(2)During the third quarter of 2025 and 2024, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.3 million ($0.2 million, net of tax) and $0.1 million, respectively. See the Notes to this reconciliation for additional detail.

(3)During the third quarter of 2025 and 2024, we recorded a foreign currency gain of $0.1 million and a foreign currency loss of $0.1 million, respectively, on certain intercompany loans. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(4)During the third quarter of 2025 and 2024, we recorded $8.9 million ($6.2 million, net of tax) and $15.9 million ($12.2 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(5)During the third quarter of 2025 and 2024, we recorded a tax benefit of $0.5 million and $3.1 million, respectively, related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(6)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the third quarter of 2025 and 2024, we recorded a foreign currency loss of $0.7 million and $0.3 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(7)During the third quarter of 2025, we recorded $43.9 million ($32.8 million, net of tax) of restructuring charges for the realignment of resources and other costs, which predominantly relate to the reduction of headcount to support the Company's global strategic objectives. During the third quarter of 2024, we recorded $41.6 million ($29.5 million, net of tax) of restructuring charges for the realignment of resources and other costs. These restructuring charges predominantly related to our ongoing efforts toward completion of our technology transformation in order to support the Company's strategic objectives. See the Notes to this reconciliation for additional detail.

(8)During the third quarter of 2025, we recorded costs related to antitrust litigation pertaining to our Workforce Solutions business unit in the amount of $4.3 million ($3.2 million, net of tax). See the Notes to this reconciliation for additional detail.

(9)During the third quarter of 2025, we recorded the tax impact of adjustments of $27.5 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $12.5 million ($16.7 million of tax expense, net of $4.2 million of cash income tax benefit), (ii) a tax adjustment of $0.1 million related to an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, (iii) a tax adjustment of $2.7 million related to acquisition-related costs other than acquisition amortization, (iv) a tax adjustment of $11.1 million related to restructuring charges, and (v) a tax adjustment of $1.1 million related to antitrust litigation costs.

During the third quarter of 2024, we recorded the tax impact of adjustments of $29.0 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $13.2 million ($17.3 million of tax expense, net of $4.1 million of cash income tax benefit), (ii) a tax adjustment of $3.7 million related to acquisition-related costs other than acquisition amortization, and (iii) a tax adjustment of $12.1 million related to the realignment of resources and other costs.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, defined as net income excluding income taxes, interest expense, net, depreciation and amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, antitrust litigation costs and presentation of adjusted EBITDA margin:

	Three Months Ended September 30,
(In millions)	2025	2024	$ Change	% Change
Revenue	$1,544.9	$1,441.8	$103.1	7%

Net income attributable to Equifax	$160.2	$141.3	$18.9	13%
Income taxes	53.8	51.1	2.7	5%
Interest expense, net*	49.5	52.4	(2.9)	(6)%
Depreciation and amortization	183.3	169.1	14.2	8%
Accrual for legal and regulatory matters related to 2017 cybersecurity incident (1)	0.3	0.1	0.2	nm
Foreign currency impact of certain intercompany loans (2)	(0.1)	0.1	(0.2)	nm
Acquisition-related amounts other than acquisition amortization (3)	8.9	15.9	(7.0)	(44)%
Argentina highly inflationary foreign currency adjustment (4)	0.7	0.3	0.4	nm
Realignment of resources and other costs (5)	43.9	41.6	2.3	6%
Antitrust litigation costs (6)	4.3	—	4.3	nm
Adjusted EBITDA, excluding the items listed above	$504.8	$471.9	$32.9	7%
Adjusted EBITDA margin	32.7%	32.7%

nm - not meaningful
*Excludes interest income of $2.7 million in 2025 and $3.9 million in 2024.

(1)During the third quarter of 2025 and 2024, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.3 million ($0.2 million, net of tax) and $0.1 million, respectively. See the Notes to this reconciliation for additional detail.

(2)During the third quarter of 2025 and 2024, we recorded a foreign currency gain of $0.1 million and a foreign currency loss of $0.1 million, respectively, on certain intercompany loans. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(3)During the third quarter of 2025 and 2024, we recorded $8.9 million ($6.2 million, net of tax) and $15.9 million ($12.2 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(4)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the third quarter of 2025 and 2024, we recorded a foreign currency loss of $0.7 million and $0.3 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(5)During the third quarter of 2025, we recorded $43.9 million ($32.8 million, net of tax) of restructuring charges for the realignment of resources and other costs, which predominantly relate to the reduction of headcount to support the Company's global strategic objectives. During the third quarter of 2024, we recorded $41.6 million ($29.5 million, net of tax) of restructuring charges for the realignment of resources and other costs. These restructuring charges predominantly related to our ongoing efforts toward completion of our technology transformation in order to support the Company's strategic objectives. See the Notes to this reconciliation for additional detail.

(6)During the third quarter of 2025, we recorded costs related to antitrust litigation pertaining to our Workforce Solutions business unit in the amount of $4.3 million ($3.2 million, net of tax). See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income by segment to Adjusted EBITDA, excluding depreciation and amortization expense, other income, net, noncontrolling interest, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs, antitrust litigation costs and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended September 30, 2025
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$649.4	$530.2	$365.3	—	$1,544.9
Operating income	284.5	123.3	57.7	(201.2)	264.3
Depreciation and amortization	47.2	62.8	48.1	25.2	183.3
Other income (expense), net*	—	0.6	0.8	(0.9)	0.5
Noncontrolling interest	—	—	(1.3)	—	(1.3)
Adjustments (1)	1.0	(0.1)	9.1	48.0	58.0
Adjusted EBITDA	$332.7	$186.6	$114.4	$(128.9)	$504.8
Operating margin	43.8%	23.2%	15.8%	nm	17.1%
Adjusted EBITDA margin	51.2%	35.2%	31.3%	nm	32.7%

nm - not meaningful
*Excludes interest income of $2.4 million in International and $0.3 million in General Corporate Expense.

(In millions)	Three Months Ended September 30, 2024
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$620.0	$476.9	$344.9	—	$1,441.8
Operating income	267.6	98.1	48.1	(166.7)	247.1
Depreciation and amortization	44.9	61.0	43.6	19.6	169.1
Other income (expense), net*	—	—	1.2	(2.1)	(0.9)
Noncontrolling interest	—	—	(1.4)	—	(1.4)
Adjustments (1)	7.4	2.5	4.1	44.0	58.0
Adjusted EBITDA	$319.9	$161.6	$95.6	$(105.2)	$471.9
Operating margin	43.2%	20.6%	13.9%	nm	17.1%
Adjusted EBITDA margin	51.6%	33.9%	27.7%	nm	32.7%

nm - not meaningful
*Excludes interest income of $2.1 million in International and $1.8 million in General Corporate Expense.

(1)During the third quarter of 2025, we recorded pre-tax expenses of $0.3 million for an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, $0.1 million for a foreign currency gain on certain intercompany loans, $8.9 million for acquisition-related costs other than acquisition amortization, $0.7 million for a foreign currency loss related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy, $43.9 million of restructuring charges for the realignment of resources and other costs and $4.3 million of antitrust litigation costs.

During the third quarter of 2024, we recorded pre-tax expenses of $0.1 million for an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, $0.1 million for a foreign currency loss on certain intercompany loans, $15.9 million for acquisition-related costs other than acquisition amortization, $0.3 million for a foreign currency loss related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy, and $41.6 million of restructuring charges for the realignment of resources and other costs.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - During the third quarter of 2025 and 2024, we recorded acquisition-related amortization expense of certain acquired intangibles of $62.7 million ($50.2 million, net of tax) and $64.6 million ($51.4 million, net of tax), respectively. We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Accrual for legal and regulatory matters related to the 2017 cybersecurity incident - Accrual for legal and regulatory matters related to the 2017 cybersecurity incident includes legal fees to respond to subsequent litigation and government investigations for both periods presented. During the third quarter of 2025 and 2024, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.3 million ($0.2 million, net of tax) and $0.1 million, respectively. Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans - During the third quarter of 2025 and 2024, we recorded a gain of $0.1 million and a loss of $0.1 million, respectively, related to foreign currency impact of certain intercompany loans. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related costs other than acquisition amortization - During the third quarter of 2025 and 2024, we recorded $8.9 million ($6.2 million, net of tax) and $15.9 million ($12.2 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the third quarter of 2025 and 2024, we recorded a tax benefit of $0.5 million and $3.1 million, respectively, related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2025 and 2024 because these amounts are non-operating and relate to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. We recorded a foreign currency loss of $0.7 million and $0.3 million during the third quarter of 2025 and 2024, respectively, as a result of remeasuring the peso denominated monetary assets and liabilities due to Argentina being highly inflationary. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge related to the realignment of resources and other costs - During the third quarter of 2025, we recorded $43.9 million ($32.8 million, net of tax) of restructuring charges for the realignment of resources and other costs, which predominantly relate to the reduction of headcount to support the Company's global strategic objectives. During the third quarter of 2024, we recorded $41.6 million ($29.5 million, net of tax) of restructuring charges for the realignment of resources and other costs. These restructuring charges predominantly related to our ongoing efforts toward completion of our technology transformation in order to support the Company's strategic objectives. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2025 and 2024 since the charges are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Antitrust litigation costs - Antitrust litigation costs includes legal fees to respond to antitrust litigation pertaining to our Workforce Solutions business unit. During the third quarter of 2025, we recorded costs related to antitrust litigation pertaining to our Workforce Solutions business unit in the amount of $4.3 million ($3.2 million, net of tax). Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis, as these legal matters are outside of the normal course of Equifax’s continuing business operations. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.